EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Edward J. Cooney
Chief Executive Officer
Telephone:	(678) 742-9990

AFFINITY BANCSHARES, INC.
ANNOUNCES PAYMENT OF SPECIAL CASH DIVIDEND OF $1.50 PER SHARE

Covington, Georgia, February 27, 2025 — Affinity Bancshares, Inc. (the “Company”) (Nasdaq: AFBI), the holding company for Affinity Bank, today announced that its Board of Directors has declared the payment of a special cash dividend.  The dividend of $1.50 per share will be paid on March 27, 2025 to stockholders of record as of March 13, 2025.
Edward J. Cooney, President and Chief Executive Officer of the Company, stated “We recorded a solid level of net income for the year ended December 31, 2024, despite the expenses we incurred in connection with the terminated transaction with Atlanta Postal Credit Union, which reaffirms the Company’s stability and resilience.  This dividend reflects our desire to share our success with our stockholders, as well as our ongoing commitment to delivering stockholder value.”

About Affinity Bancshares, Inc.

The Company is a Maryland corporation based in Covington, Georgia. The Company’s banking subsidiary, Affinity Bank, opened in 1928 and currently operates a full-service office in Atlanta, Georgia, two full-service offices in Covington, Georgia, and a loan production office serving the Alpharetta and Cumming, Georgia markets.

Forward-Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which describe the future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. Forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, you should not place undue reliance on such statements. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this report. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in general economic conditions, interest rates and inflation; changes in asset quality; our ability to access cost-effective funding; fluctuations in real estate values; changes in laws or regulations; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;

changes in technology; failures or breaches of our IT security systems; our ability to introduce new products and services and capitalize on growth opportunities; changes in the value of our goodwill and other intangible assets; our ability to successfully integrate acquired operations or assets; changes in accounting policies and practices; our ability to retain key employees; and the effects of natural disasters and geopolitical events, including terrorism, conflict and acts of war. These risks and other uncertainties are further discussed in the reports that the Company files with the Securities and Exchange Commission.